Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Cooper-Standard Holdings Inc. (the “Company”), a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: That pursuant to a unanimous written consent of the Board of Directors of the Company resolutions were duly adopted pursuant to Section 141(f) of the DGCL setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing the appropriate officers of the Company to obtain a written consent of stockholders approving said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT, RESOLVED, that the Board of Directors deems it to be advisable and in the best interest of the Company to increase the authorized capital stock of the Company to 4,000,000 shares of common stock, and hereby approves, pending such stockholder approval as may be required under the DGCL, the amendment and restatement of Section C.4. of the Company’s Amended and Restated Certificate of Incorporation to read in its entirety as follows (the “Amendment”):

“The total number of shares of stock which the Corporation shall have the authority to issue is 4,000,000 shares of Common Stock, par value $0.01 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of the stockholders of the Company approving the amendment was duly executed in accordance with Section 228(a) of the DGCL by holders of outstanding stock of the Company necessary to take such action.

THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Company this 12th day of November, 2007.

COOPER-STANDARD HOLDINGS INC.
By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	Vice President, General Counsel and Secretary